EXHIBIT 99.1

LATITUDE SOLUTIONS, INC. & OIL RAIDERS LOGISTICS INC. HAVE ENTERED INTO A JOINT VENTURE TO PROVIDE THE FIRST FULL SERVICE WATER REMEDIATION CENTER FOR THE OIL & GAS INDUSTRIES IN THE PERMIAN BASIN

BOCA RATON,  FLA., MAY 8, 2012  /PRNEWSWIRE/ -- LATITUDE  SOLUTIONS,  INC. (OTC:
LATI), a water engineering and remediation company, announced today that it has entered into a 50/50 Joint Venture agreement with Oil Raiders Logistics Inc.
(ORL), an oil field service company. The agreement includes the acquisition of a 192 acre site which has three fresh water wells producing over 1,000,000 gallons/day in Ward County, Texas. This includes the establishment of a water retention and remediation facility to process and reclaim high volumes of produced and flowback water. The initial installation will deploy several of Latitude Solutions' proprietary Electro Precipitation(TM) Integrated Water Systems(TM) (IWS) technology. Each unit can process up to 660,000 gallons of flowback water per day. The new facility will serve the installed ORL's customer base and other Oil & Gas clients in the Permian Basin. Oil Raiders Logistics and Latitude Solutions expect the facility to be producing revenues by June 2012.

Mr. Jeff Wohler, Latitude's CEO, states, "Latitude Solutions is proud to enter into this agreement with Oil Raiders Logistics. The new facility will be a full service center to meet all of the increasing needs for the Oil & Gas industry. This agreement further validates our business model and highlights the growing acceptance of Latitude's state of the art technology. Our goal for 2012, to deploy our patented water remediation technology across multiple industries including: Oil & Gas, coal fired power plants, food processing, paper and pulp and medical markets. The financial goal is to achieve multiple revenue streams for Latitude Solutions."

Mr. D. Lee Washington, COO of ORLH2O and Oil Raiders Logistics Inc., added, "After an extensive search and testing, we are excited to enter this Joint Venture with Latitude Solutions. The Latitude IWS efficiencies and scalability are much needed and a long awaited solution for our customers. The synergistic partnership between Latitude and ORLH2O's focus on providing a total logistics solution to the largest Oil & Gas shale in America is a 'just in time' solution. This has been a challenging pursuit of ours from the beginning of this last surge in the Permian Basin, it is clear that one of our most valuable resources, water, is being depleted at an alarming rate. This venture will offer the oil companies a value added program that saves them millions of dollars while sustaining this precious resource and continuing the much needed drive in our nation's economy."

About Latitude Solutions, Inc.

Latitude Solutions, Inc. provides innovative wastewater remediation solutions worldwide to Oil & Gas, energy, mining, food processing, agricultural and other industrial users worldwide utilizing its patented Electro Precipitation(TM), (EP(TM)) technology. LSI's proprietary Electro Precipitation(TM), Integrated Water Systems(TM) (IWS(TM)) technology provides a sustainable solution to water related oil and gas production issues by rendering previously unusable production, flowback and other contaminated water suitable as reusable makeup water for ongoing operations, including hydraulic fracturing. This re-use process significantly reduces costs.
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About Oil Raiders Logistics

Oil Raiders Logistics Inc. is a diversified company committed to providing professional oil field services in the Permian Basin. Over the past year ORL has developed a reputation for quality customer service and timely, dependable delivery of materials and equipment for the Oil Industry. Oil Raiders Logistics Inc. offers its customers a variety of value added service and has become one of the most trusted and innovative trucking companies and logistic solutions firms in the state of Texas.

This new release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.